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                                                                    EXHIBIT 99.1





                              MONDAY, JUNE 22, 1998




A. We would like to bring everyone up to date on our acquisition of Farah Corporation.


   1. The 2 major reasons why we acquired Farah are brand equity with significant growth opportunities and opportunity for significant reductions in operating costs.


   2. Farah has done a good job marketing their labels to the retailers. Savane products are sold to major department stores, and the Company views its most significant competitor in this area as Levi's Dockers and Slates. We see this to be an area of opportunity for significant growth.


   3. Farah is a significant brand in Wal-Mart's casual pant department. Farah has granted Wal-Mart a non-exclusive license to sell Farah brand products produced by other manufacturers, for which Farah receives a royalty.


   4. Products bearing the John Henry label, a brand licensed by Farah, are sold to Sears.


   5. The Farah and John Henry brands will be intensified within these two major retailers.


   6. While Farah has a very good track record with the marketing of brands, this cannot be said for their operations. During the due diligence period, I [Bill Compton] visited all USA, Mexican, and Costa Rican facilities owned or leased by Farah.


   7. We are determined to focus on the core US business, which represents 76% of the total net sales for Farah's fiscal 1997. That means selling or winding down the Savane Direct retail operations, which consist of 36 stores mostly in outlet malls. This represents 6% of the total sales. We do not wish to be in the retail business. If the stores can not be sold, we will institute a soft landing approach whereby; we will shut down stores as leases expire. This represents approximately 7 per year, with the maximum length of any lease being 5 years.


   8. Farah International, which represents 18% of total net sales for Farah's fiscal 1997, will be sold. The 2 major operating companies are in the United Kingdom and Australia. Our objective will be to sell these operations and enter into a royalty arrangement with the buyers. While there is nothing in progress at this time, we have received inquiries from potential buyers.



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B.     Another area of opportunity relates to cost savings. In addition to the due diligence conducted by senior management, outside accountants and legal counsel, we have established transition teams consisting of approximately 70 Farah and TSI managers and supervisors. Their mission was to identify cost savings that could be realized within the first year of combined operations. They have identified at least $23.2 million of annual cost savings by the end of fiscal 1999.

     Due to some "ramp-up" time we expect to reduce expenses by $15.3 million during the first year; however at that point, the annual rate of savings is expected be $23.2 million. We do not anticipate that these savings will require significant capital expenditures. The cost savings program includes the following items:


     1. Move production of 3,120,000 units from Costa Rica to contractors in the Dominican Republic and Mexico. Approximately half of this has already been accomplished.


     2. Improvements in procedures relating to production planning are anticipated to improve inventory turn from 2.7 times per annum to 4 times per annum. TSI is now turning inventory 5.2 times per annum. This improvement, if achieved, should significantly reduce investment in inventory and greatly reduce closeout sales that historically have contributed negative gross margin. Interest expense should also be reduced if the inventory investment is reduced.


     3. Farah and TSI have very similar equipment in their respective cutting facilities; however, Farah has not been able to achieve the efficiencies that TSI has. By incorporating TSI's procedures in the Farah cutting facility, we should be able to improve fabric utilization, reduce raw material inventories from 35 days to 10 days (TSI keeps 5 days of inventory) and reduce the headcount by approximately 65 (TSI cuts the same number of units as Farah and employs 68 associates compared to Farah's 133 associates).


     4. Of the 13.3 million units produced by Farah, none are produced in modular lines. All of TSI production is modular.


     5. In fiscal 1997, 4% of Farah's production resulted in irregulars. In fiscal 1997, TSI irregulars were less than .5%. We have already identified the two major causes for the high percentage of Farah's irregulars and are addressing the problem.


     6. Other areas of savings relate to the disbanding of Farah's fleet of trucks and utilizing common carriers, changing terms from FOB destination to FOB shipping point.



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   7.     There have been significant chargebacks made by customers due to improper handling of customer orders such as shipping incomplete, shipping late, improper paperwork, incorrect carton size, etc. A team has already been established to analyze and correct these problems at Farah and to negotiate reduction of past chargebacks.



We feel that these improvements can be made within the first year. Some are expected to be immediate (1st quarter) and some will take longer. A senior executive in finance has been assigned to monitor these savings throughout the company and report to corporate on the progress on a weekly basis.



C. Purchase Description


   1. The company was purchased for $9.00 per share. With options, the total purchase price amounted to $95.8 million. Fees and expenses relating to the transaction, including M & A advisory services, legal and professional fees, and debt issue costs will amount to approximately $9 million. The assumed debt amounted to approximately $64 million.


   2. The tender offer expired on June 5th and the shares were accepted on June 6th.


   3.     The merger was completed on June 10th.


   4. Our plan was to issue $125 million of senior subordinated notes and enter into a new bank facility in the amount of $85 million.


   5.     The road show was completed on June 16th.


   6. The rating agencies gave us a single B3 and a B-, indicating that Farah's historical poor operating results.


   7. The ratings combined with the difficult market increased our interest rate from the anticipated 9-1/2 % to 11% per annum.


   8. Because of the 11% per annum interest rate, we decided to reduce the debt offering from $125 million to $100 million and decided to increase our bank line from $85 million to $110 million. Although the bank rate is a floating rate, it is currently at approximately 9% per annum.



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